WHEREAS Precision Standard, Inc., 1225 17th Street, Suite 1800, Denver, Colorado 80202, USA owns all shares in Pemco World Air Services A/S (reg. no. 215.372),

WHEREAS, there exists a current account between Precision Standard, Inc. and Pemco World Air Services which at present shows that Pemco World Air Services A/S is indebted to Precision Standard, Inc. in the amount of approximately USD 1.4 mio,

WHEREAS the paid-up share capital of Pemco World Air Services A/S is DKK 600.000,00,

WHEREAS Precision Standard, Inc. has extended the above mentioned credit to Pemco World Air Services A/S in order that it should be able to continue its operations,

IT HAS BEEN AGREED AS FOLLOWS:

                                    1.

In respect of the account current between Precision Standard, Inc. (incl. affiliated companies) and Pemco World Air Services A/S, Precision
Standard, Inc. hereby agrees that the account current outstanding in Precision Standard, Inc.'s favour at anyone time shall be subordinated to all other creditors of Pemco World Air Services A/S.

                                    2.

Precision Standard, Inc. hereby guarantees a capitalization of Pemco World Air Services A/S up to, but not exceeding the registered share capital of DKK 600.000,00.

                                    3.

Precision Standard, Inc. hereby undertakes to provide Pemco World Air Services A/S with sufficient funds to enable Pemco World Air Services A/S to conduct its business.

                                    4.

This agreement shall be governed by and construed in accordance with Danish Law. Any dispute arising out of or in connection with this agreement shall be referred to the Maritime and Commercial Court in Copenhagen.


Date:  29/5  1997


/s/Matthew L. Gold
Precision Standard, Inc.
Matthew L. Gold